SCHEDULE 14A
                                 (Rule 14a-101)

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                            SCHEDULE 14A INFORMATION
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                              DCB Financial Corp.
................................................................................
                (Name of Registrant as Specified In Its Charter)

                                S. Robert Davis
................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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FOR IMMEDIATE RELEASE

For Further Information Contact:
S. Robert Davis (614) 889-1143



                          S. ROBERT DAVIS DISAPPOINTED
                            WITH DCB FINANCIAL CORP.
                             THIRD QUARTER RESULTS


DUBLIN, OH - November 20, 2002 - On November 15, 2002, DCB Financial Corp. filed its third quarter Form 10Q with the Securities and Exchange Commission. The filing indicates that the bank's net income for the quarter had decreased almost $200,000 compared to September 30, 2001, and that earnings per share for the quarter were down $.05 per share compared to September 30, 2001. Most troubling was that the drop in earnings comes despite increases in both interest and noninterest income. Further, the bank's provision for loan and lease losses for the quarter totaled $900,000 compared to $242,000 for the same period in 2001, an increase of approximately 272%. In addition to a reported increase in non-performing loans, the bank charged off (due to uncollectibility) $1.4 million in loans in the third quarter, for a year to date charged off loan total of $2 million. Also on a year-to-date basis, the bank's net income was reported to have decreased over $400,000 compared to 2001, with earnings per share down $. 10 per share.
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The  results  with  respect  to loan and  lease  losses  are  described  by bank management as being "reflective of the overall growth in the [bank's] loan portfolio" but also "an increase in nonperforming loans." However, based upon the year to date reported loan portfolio growth, it appears that nonperforming loans, not portfolio growth, comprise the bulk of the increase in the loan and lease loss provision. Regarding income and earnings, bank management attributed the results to the increase in the bank's provision for loan and lease losses, as well as "costs of equipment and other fixed assets" associated with the bank's new headquarters.

"These results are a cause of tremendous concern," said S. Robert Davis, who owns the largest stake in the company, "and it's no surprise that the Board and management have chosen yet again not to publicize the bank's performance this quarter. The performance has been nothing short of dismal, and the Board and management should be held accountable. Instead of hiding from the results, the Board should be hiring an investment banker to advise them of the options available including soliciting offers for the bank."

"This filing is yet another quarterly report that reflects the significant performance and leadership problems at the bank. To experience an increase in both market share and income but suffer such drastic decreases in net income and earnings is simply inexcusable. The outrageously high operating expenses and the alarming increases in charged off loans, non-performing loans and the bank's loan loss provisions are hurting the bank terribly, yet it appears that nothing is being done to fix the problem. Interestingly, the loan and lease loss expense for the quarter of $900,000 failed to keep pace with the actual charge off of $1.4 million in uncollectibles during the quarter, which calls into question whether the reserves are adequate or if management is merely deferring current expense to subsequent periods. Something must be done immediately to stop the bleeding. New leadership both at the management level and at the Board level would be a step in the right direction."


                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

The following is a list of the names and stockholdings, if any, of persons who may be deemed to be "participants" in any solicitation that S. Robert Davis may make in the future with respect to the shares of DCB Financial Corp. (the
"Company"): S. Robert Davis, who beneficially owns 204,300 shares of the Company's common stock; Harley J. Scott, who beneficially owns 4372 shares of the Company's common stock, and who disclaims beneficial ownership of 3630 shares held by his mother solely in her name; Randall J. Asmo, who beneficially owns 5 shares of the Company's common stock.


                     RECOMMENDATION TO READ PROXY STATEMENT

If S. Robert Davis engages in any solicitation with respect to the shares of DCB Financial Corp. a proxy statement will be prepared and disseminated to shareholders with respect to such solicitation. Shareholders should read this
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proxy  statement  if and  when it  becomes  available  because  it will  contain important information. Shareholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange Commission without charge, when such documents become available, at the Commission's web site at http://www.sec.gov. Shareholders will also be able to obtain copies of such proxy statement and related materials without charge, when available, by written request from S. Robert Davis at the following address:
5695 Avery Road, Dublin, Ohio 43016.

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